Exhibit 99.1

Acer Therapeutics Reports Third Quarter 2018 Financial Results and Provides Corporate Update

Acer continues to progress towards goal of commercializing EDSIVO™

Company appoints VPs of Corporate Development and IT & Database Administrator

NEWTON, MA – November 9, 2018 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and ultra-rare diseases with critical unmet medical need, today reported financial results for the third quarter ended September 30, 2018 and provided an update on the Company’s recent corporate developments. The Company also announced that it has appointed Ms. Jeannie Kim as Vice President, Corporate Development; and Mr. Jay Robinson as Vice President, IT & Database Administrator.

“We have been quite active in the third quarter preparing for the opportunities ahead.  We strengthened our balance sheet with a successful financing in August. This raise has allowed us to accelerate our pre-commercial activities supporting the potential U.S. launch of EDSIVO™ for the treatment of vascular Ehlers-Danlos syndrome (vEDS). Additionally, we are working diligently on advancing and expanding our pipeline with the goal of bringing multiple products to patients with serious orphan diseases over the next several years,” said Chris Schelling, CEO and Founder of Acer.

Mr. Schelling continued, “As part of our pipeline expansion efforts and pre-commercial preparation, we have made two important senior-level hires. Our new team members bring deep industry knowledge and experience across corporate development and IT / database administration, which will be invaluable as we move forward. We warmly welcome Jeannie, who will report to our Chief Legal Officer, and Jay, who will report to our Chief Operating and Financial Officer.”

Third Quarter 2018 and Recent Highlights

•	Submitted NDA for EDSIVO™ (celiprolol) for the treatment of vEDS to the FDA in October 2018
•

Entered into an additional agreement with Assistance Publique—Hôpitaux de Paris (“AP-HP”) in September 2018, pursuant to which we obtained the exclusive worldwide intellectual property rights to three European patent applications relating to certain uses of celiprolol including (i) the optimal dose of celiprolol in treating vEDS patients, (ii) the use of celiprolol during pregnancy, and (iii) the use of celiprolol to treat kyphoscoliotic Ehlers-Danlos syndrome (type VI). We subsequently filed three U.S. patent applications on this subject matter.

•	Raised $46 million, including underwriters’ full exercise of their option to purchase additional shares to cover over-allotments, through an underwritten public offering in August 2018

•	Ended third quarter with $46.2 million in cash and cash equivalents and no debt, which we believe will be sufficient to fund our current operating and capital requirements into the first half of 2020
•	Expanded management team by hiring Jeannie Kim as Vice President, Corporate Development; and Jay Robinson as Vice President, IT & Database Administrator

Upcoming Milestones

•

Potential acceptance of NDA for filing by the end of 2018 and grant of priority review for EDSIVO™ by the FDA, which if granted could result in a Prescription Drug User Fee Act (PDUFA) action date of late second quarter 2019

•	Potential publication of celiprolol vEDS Patient Registry data, which is currently under peer review
•	Continuing pre-commercial activities for EDSIVO™
•	Continued efforts toward advancing and expanding our pipeline
•	Continued efforts toward building out the management team with additional senior-level commercial hires, as well as adding to the commercial and medical affairs teams and other core personnel

Financial Results for the Third Quarter 2018

Cash position. Cash and cash equivalents were $46.2 million as of September 30, 2018, compared to $15.6 million as of December 31, 2017. We believe our cash position will be sufficient to fund our current operating and capital requirements into the first half of 2020.

Research and Development Expenses. Research and development expenses were $2.4 million during the three months ended September 30, 2018, compared to $2.1 million during the three months ended September 30, 2017. This increase of $0.3 million was principally due to increases in spending for employee-related costs and regulatory consulting, partially offset by a decrease in contract research and manufacturing services, all relating to EDSIVO™. Research and development expense for the three months ended September 30, 2018 was primarily comprised of approximately $2.2 million related to EDSIVO™ and $0.2 million related to ACER-001.

General and Administrative Expenses. General and administrative expenses were $1.7 million for the three months ended September 30, 2018 compared to $1.3 million for the three months ended September 30, 2017. This increase of $0.4 million was primarily due to an increase in employee-related costs and pre-commercial costs, partially offset by lower legal and consulting related expenses.

Net Loss. Net loss for the three months ended September 30, 2018 was $4.0 million, or $0.43 loss per share (basic and diluted), compared to a net loss of $3.5 million, or $1.09 loss per share (basic and diluted), for the three months ended September 30, 2017. The decrease in loss per share (basic and diluted) was driven largely by an increase in shares outstanding at September 30, 2018 compared to September 30, 2017.

For additional information, please see our Quarterly Report on Form 10-Q filed today with the SEC.

About Jeannie Kim

Ms. Kim joined Acer as Vice President, Corporate Development in October 2018. She brings over 20 years of experience in the global health care industry across pharmaceuticals and its growing integration across multiple life science verticals, from ‘-omics’ diagnostics in precision/translational medicine and digital health to clinical advancements through drug delivery innovations. During her career, Ms. Kim has successfully driven over 50 agreements and alliance ecosystems across oncology, infectious disease, autoimmune and metabolic disease. Her background includes expertise in strategic planning, marketing, portfolio development and continuous improvement methods. Prior to joining Acer, Ms. Kim held multiple leadership roles in business/corporate development, strategic alliances and commercialization at several organizations including BioElectron (private start-up in ultra-rare/orphan disease), Thermo Fisher Scientific, PATH (Global Health NGO), Nektar /Novartis, Philips Medical, Alza/Johnson & Johnson and GD Searle/Pharmacia/Pfizer. She began her career as an engineer designing surgical instruments and peritoneal dialysis products for Baxter International. Ms. Kim received a B.S. degree in Biomedical Mechanical Engineering and a Masters in Engineering Management from Northwestern University, and an M.B.A. from Kellogg School of Management.

About Jay Robinson

Mr. Robinson joined Acer as Vice President, IT & Database Administrator in September 2018. He has over 20 years of information technology experience with expertise ranging from business transformation to cloud to strategic sourcing. Prior to joining Acer, Mr. Robinson was a Director at Apps Associates where during his tenure he operationalized two strategic offerings (Oracle EBS R12 migration and Application Managed Services) with responsibilities that spanned business development, financial management and operations. Prior to Apps Associates, he held roles spanning business analysis through project management in technology companies such as Oracle, CSC, Akamai and Siemens. Mr. Robinson received a B.S. degree in Accounting from Boston College and a M.S. degree in Information Technology from Bentley University.

About Acer Therapeutics

Acer, headquartered in Newton, MA, is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for patients with serious rare and ultra-rare diseases with critical unmet medical need. Acer’s late-stage clinical pipeline includes two candidates for severe genetic disorders: EDSIVO™ (celiprolol) for vascular Ehlers-Danlos syndrome (vEDS), and ACER-001 (a fully taste-masked, immediate release formulation of sodium phenylbutyrate) for urea cycle disorders (UCD) and Maple Syrup Urine Disease (MSUD). There are no FDA-approved drugs for vEDS and MSUD and limited options for UCD, which collectively impact approximately 7,000 patients in the U.S. Acer’s product candidates have clinical proof-of-concept and mechanistic differentiation, and Acer intends to seek approval for them in the U.S. by using the regulatory pathway established under section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (FFDCA) that allows an applicant to rely at least in part on third-party data for approval, which may expedite the preparation, submission, and approval of a marketing application.

For more information, visit www.acertx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenues, projected expenses, regulatory approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to expectations regarding our capitalization and resources; the potential for EDSIVO™ (celiprolol) and ACER-001 to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity in any target indication; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; the nature, strategy and our focus; future economic conditions or performance; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,
	2018	2017
Operating expenses:
Research and development	$2,377,916	$2,057,421
General and administrative	1,729,446	1,302,401
Total operating expenses	4,107,362	3,359,822
Loss from operations	(4,107,362)	(3,359,822)
Other income (expense):
Interest income	138,671	2,993
Interest expense	—	(120,229)
Foreign currency transaction gain	3,180	—
Loss on disposal of asset	—	(967)
Total other income (expense), net	141,851	(118,203)
Net loss	$(3,965,511)	$(3,478,025)
Net loss per share - basic and diluted	$(0.43)	$(1.09)
Weighted average common shares outstanding - basic and diluted	9,136,321	3,199,796

SELECTED BALANCE SHEET DATA:

(unaudited)

	September 30,	December 31,
	2018	2017
Cash and cash equivalents	$46,185,410	$15,644,355

Other current assets	$1,144,094	$881,887

Property and equipment, net	$131,288	$62,984

Total assets	$55,260,687	$24,368,741

Total liabilities	$2,154,957	$2,033,204

Total stockholders’ equity	$53,105,730	$22,335,537

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-535-7743

hans@lifesciadvisors.com